Exhibit 3.2
Amendment To
Certificate Of Incorporation
Of All American Pet Company Inc.
     All-American Pet Company Inc., duly organized under the Business Corporation Law of the State of New York (the “New York Code”) on February 14, 2003, hereby amends its Certificate of Incorporation pursuant to Section 803 of the New York Code, stating that:
     a) The undersigned signatories are directors of the corporation, and are authorized officers of the corporation; and
     b) The Amendment was adopted by the Board of Directors in the manner provided in Section 803 of the New York Code; and
     c) The Amendment was adopted by a majority of the Shareholders in the manner provided in Section 803 of the New York Code; and
     d) Paragraph FOUR of the original Certificate of Incorporation is hereby amended and restated as follows:
          4. The total number of shares that the corporation shall have the authority to issue is 100 shares of common stock, with each share having no par value, and 56,500 shares of preferred stock, with each share having a par value of $.001.
            The following is the Statement of Designation of Series A Preferred Stock:
      (a) 56,500 authorized shares of the corporation’s $.001 par value preferred stock (the “Preferred Stock”) are established as a series of Preferred Stock designated as the “Series A Preferred Stock”, which have the following powers, preferences, limitations and rights:
            (i) Dividends. Holders of shares of the Series A Preferred shall be entitled to receive an annual cash dividend equal to 8% of the per share Liquidation Preference, (as such term is defined in Section 3), payable annually in arrears on March 1 (the “Dividend Payment Date”) commencing March 1, 2006. Dividends on the shares of the Series A Preferred shall be cumulative and shall accrue, without interest, from the first day of the applicable annual period, except for the initial annual dividend after issuance, which shall accrue retroactively from March 1, 2005, and shall be payable to holders of record as they appear on the stock books of the corporation on the date fixed by the Board for determining the holders entitled thereto and to other distributions by the corporation (the “Record Date”), which shall be not more than 60 days nor less than 10 days preceding the related payment date.

            (ii) Liquidation. The shares of the Series A Preferred shall rank prior to the shares of Common Stock and any other class of stock of the corporation ranking junior to the Series A Preferred with respect to payment of dividends and upon liquidation (the Common Stock and other classes junior to the Series A Preferred, the “Junior Stock”). In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of shares of the Series A Preferred shall be entitled to receive out of the assets of the corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any distribution is made to holders of shares of Junior Stock, liquidating distributions in an amount equal to $10.00 per share (the “Liquidation Preference”), plus all dividends accrued and accumulated but unpaid thereon to the date of final distribution. If, upon any liquidation, dissolution or winding up of the corporation, the amounts payable with respect to the shares of the Series A Preferred are insufficient for payment to be made in full, the holders of shares of the Series A Preferred shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After receipt of the full amount of the Liquidation Preference, plus all applicable dividends, the holders of shares of the Series A Preferred shall not be entitled to any further participation in any distribution of assets by the corporation. For the purposes hereof, neither a consolidation, nor a merger of the corporation with another corporation, nor a sale or transfer of all or part of the corporation’s assets for cash or securities shall be considered a liquidation, dissolution or winding up of the corporation.
            (iii) Voting Rights. The holders of shares of the Series A Preferred shall have no voting rights whatsoever, except for any voting rights to which they may be entitled under the laws of the State of New York. If holders of shares of the Series A Preferred are entitled to voting rights under the laws of the State of New York, such holder shall have one vote for each share held.
            (iv) Corporation’s Optional Redemption. The shares of the Series A Preferred shall be redeemable at the option of the corporation upon notice at any time and from time to time, in whole or in part. Upon such occurrence, the corporation shall redeem the shares, in whole or in part, for (i) $10.00 per share, and (ii) one share of the corporation’s Common Stock (the “Redemption Price”). If fewer than all of the outstanding shares are to be redeemed, the shares to be redeemed shall be determined and allocated pro rata among the holders based on the number of shares held, as nearly as practicable, or by lot, or by such other method as the Board of Directors may determine to be fair and appropriate. Notice of redemption, setting forth the date that the shares will be redeemed (the “Redemption Date”), shall be given by mail to each record holder of shares of the Series A Preferred to be redeemed at the address of such holder in the stock register of the corporation, not less than 10 nor more than 30 days prior to Redemption Date. If a notice of redemption has been given, unless the corporation defaults in making payment of the Redemption Price, from and after the

Redemption Date, dividends on the shares of the Series A Preferred called for redemption shall cease to accrue, the shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as shareholders of the corporation (except the right to receive the Redemption Price), shall cease. Subject to applicable escheat laws, any moneys set aside by the corporation for the redemption and unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the corporation, after which reversion the holders of the shares called for redemption shall look only to the general funds of the corporation for payment of the Redemption Price. Any interest accrued on funds so deposited shall be paid to the corporation from time to time.
            (v) Authorization and Issuance of Other Securities. No consent of the holders of the Series A Preferred shall be required for any action, including, but not limited to (i) the creation of any indebtedness of any kind by the corporation, (ii) the creation, or increase or decrease in the amount, of any class or series of stock of the corporation, or (iii) any increase or decrease in the amount of the authorized shares of Common Stock or any increase, decrease or change in the par value thereof, or in any similar terms thereof.
            (vi) Ranking. For the purposes of this resolution, any shares of any class or classes of the corporation shall be deemed to rank junior to shares of the Series A Preferred, either as to dividends or upon liquidation, dissolution or winding up, or both, consisting of the Common Stock and other classes where the holders of the Series A Preferred are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of such class or classes (the Common Stock and other classes junior to the Series A Preferred, the “Junior Stock”).
            (vii) Conversion. The holders of shares of the Series A Preferred shall not have any conversion rights.
     IN WITNESS WHEREOF, All American Pet Company Inc. has caused this Amendment to its Certificate of Incorporation to be executed in its name and on its behalf by Barry Schwartz, the Corporation’s President and Chief Executive Officer, and attested to by Lisa Bershan, its Executive Vice President, this 11th day of January, 2006.

ALL AMERICAN PET COMPANY INC.

	By:	/s/ Barry Schwartz

Barry Schwartz
President and Chief Executive Officer

Attest:
/s/ Lisa Bershan
Lisa Bershan
Executive Vice President